Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Incentive Award Plan and the 2018 Employee Stock Purchase Plan of Guardant Health, Inc. of our report dated February 23, 2023 (except for Note 15, as to which the date is February 20, 2025), with respect to the consolidated financial statements of Guardant Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

February 21, 2025